                                                                      Exhibit 99
                                          [Logo] Michael Anthony(R)
                                                 Michael Anthony Jewelers, Inc.
                                                 115 South MacQuesten Pkwy
                                                 Mt. Vernon, New York 10550-1724
                                                 Phone: (914)-699-0000
                                                 Fax: (914)-699-2335

The Brand America Trusts... The Jewelry America Wears


Contact: ALLAN CORN, CFO
         (914) 699-0000 Ext. 464

         FOR IMMEDIATE RELEASE

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                     MICHAEL ANTHONY JEWELERS, INC. REPORTS
                       FOURTH QUARTER AND YEAR END RESULTS

Mt. Vernon, NY - April 17. Michael Anthony Jewelers, Inc., a leading designer, marketer and manufacturer of gold jewelry, today reported results for the fourth quarter and fiscal year ended February 1, 2003.

Fourth quarter net sales decreased to $28,557,000 from $33,551,000 in the prior year's comparable period. The net loss for the fourth quarter was $1,552,000 or $.25 per share on 6,245,000 fully diluted average shares outstanding, compared to a net income in last year's comparable period of $2,000 or $.00 per share on 6,387,000 fully diluted average shares outstanding.

For the fiscal year, net sales decreased to $118,580,000 from $141,918,000 for last year's comparable period. The net loss for the year was $4,174,000 or $.67 per share on 6,242,000 fully diluted average shares outstanding, compared to a net income last year of $951,000 or $.15 per share on 6,314,000 fully diluted average shares outstanding.

Commenting on the fourth quarter results, Michael Paolercio, Chief Executive Officer, stated, "The weak economic and business conditions and the retail climate that existed for much of 2002 continued through the Holiday selling season, which has been described as the poorest in many years. Core sales to a number of our largest customers were lower than last year and certain promotions from last year were not repeated. In addition, the loss of Service Merchandise and K-Mart as major customers negatively impacted the Company's revenues." Mr. Paolercio continued, "Gross profits as a percent of sales were lower than last year, both for the quarter and the year, for two reasons: higher gold prices and higher product returns as our larger customers reacted to the weak retail climate." Mr. Paolercio also noted that selling, general and administrative expenses were higher for the year, primarily due to higher than expected advertising expenses for one of the Company's largest customers. "However," he stated, "in the fourth quarter, selling general and administrative expenses were lower than last year as our expense reduction plans began to impact our numbers."

Mr. Paolercio advised that despite the loss from operations, the Company's balance sheet remains strong. "We maintain a healthy financial condition and this has recently been reaffirmed by the Company's major credit grantors," he stated. As previously reported, a group of lenders has recently approved substantial gold consignment credit facilities and a revolving dollar line of credit. "Our bankers recognize that Michael Anthony is one of the leading gold jewelry manufacturers in the United States and they have the confidence in us to provide the financial resources that are necessary for the Company to achieve its strategies."


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Mr. Paolercio also commented on the steps the Company has taken to return the
Company to profitability. "We are in the final phase of reducing the Company's cost structure both in manufacturing operations and in product distribution. We are cutting expenses in New York by re-engineering our distribution facility, selling certain real estate assets, and instituting headcount reductions across all areas of the Company. We believe that the combination of these measures will enable Michael Anthony to operate more effectively during these uncertain times."

Michael Anthony Jewelers is a leading designer, marketer and manufacturer of affordable fine jewelry, whose customers include jewelry chain stores, discount stores, department stores, television shopping networks and wholesalers.


MICHAEL ANTHONY JEWELERS, INC.
Financial Highlights

                                           For the Three Months Ended                         For the Twelve Months Ended
                                ----------------------------------------------      ----------------------------------------------
                                   February 1, 2003         February 2, 2002            February 1, 2003          February 2, 2002
                                ---------------------    ---------------------      --------------------       -------------------
Net sales                         $28,557,000   100.0%     $33,551,000   100.0%     $118,580,000   100.0%      $141,918,000  100.0%
Gross Profit on sales               3,966,000    13.9        6,868,000    20.5        20,575,000    17.4         28,655,000   20.2
Selling, general and
  Administrative expenses           5,852,000    20.5        6,154,000    18.3        25,048,000    21.1         24,435,000   17.2

Other expenses - net                  617,000     2.2          710,000     2.1         2,261,000     1.9          2,687,000    1.9
(Loss)/income before
   extraordinary item and
   income taxes                    (2,503,000)   (8.8)           4,000     0.0        (6,734,000)   (5.7)         1,533,000    1.1

Income tax (benefit)/provision       (951,000)   (3.3)           2,000     0.0        (2,560,000)   (2.2)           582,000     .4

Net (loss)/income                  (1,552,000)   (5.4)           2,000     0.0        (4,174,000)   (3.5)           951,000     .7

Net (loss)/earnings per
   share - Basic                        $(.25)                    $.00                     $(.67)                      $.15

Net (loss)/earnings per
   share - Diluted                      $(.25)                    $.00                     $(.67)                      $.15

Weighted average number of
 shares outstanding - Basic         6,245,000                6,198,000                 6,242,000                  6,203,000

Weighted average number of
shares outstanding - Diluted        6,245,000                6,387,000                  6,242,000                 6,314,000


                                     #####

 Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These uncertainties include general economic conditions, jewelry industry conditions, the seasonality of the Company's business, the retail sales environment, fluctuations in gold prices, the effects of competition and the success of new products and programs.